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                [Letterhead of Hein + Associates appears here]

August 13, 1997


Securities and Exchange Commission
Washington, D.C. 20549

We have engaged as principal accountants for Boots & Coots International Well Control, Inc. (Commission File No. 33-22097-NY) to audit the consolidated financial statements of Boots & Coots International Well Control, Inc. as of and for the year ended June 30, 1997. We have read Boots & Coots International Well Control, Inc.'s statements included under Item 4 of its Form 8-K dated August 13, 1997, and we agree with such statements.

Respectfully,

/s/ HEIN + ASSOCIATES LLP

Hein + Associates LLP

KRG/keg